Exhibit 99.1

CONTACT:
Mark G. Foletta
Vice President Finance and
Chief Financial Officer
(858) 552-2200
www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Exenatide New Drug Application Submitted to FDA as Planned

San Diego, CA – August 5, 2004 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported a net loss of $39.4 million, or $0.42 per share, for the three months ended June 30, 2004, compared to a net loss of $37.2 million, or $0.40 per share, for the same period in 2003.  For the six months ended June 30, 2004, the company reported a net loss of $76.7 million, or $0.82 per share, compared to a net loss of $68.0 million, or $0.74 per share, for the same period in 2003.  The Company’s operating activities used approximately $88.1 million of cash in the first half of 2004, compared to $85.3 million for the same period in 2003.  At June 30, 2004, the Company held cash, cash equivalents and short-term investments of approximately $370 million.

“We continue to execute according to plan.  The June submission of the exenatide New Drug Application to the FDA marked a major milestone for Amylin and for the exenatide development program,” said Ginger L. Graham, Amylin’s President and Chief Executive Officer.  “We also strengthened our financial position with the completion of the $200 million convertible debt offering in April 2004.”

The Company reported revenues under its collaborative agreements of $7.6 million for the three months ended June 30, 2004, compared to $17.4 million for the same period in 2003.  For the six months ended June 30, 2004, revenue under collaborative agreements were $14.2, compared to $29.3 million for the same period in 2003.  Revenue in the current periods consists primarily of equalization payments for exenatide development expenses earned pursuant to the Company’s collaboration with Eli Lilly & Company.

Research and development expenses were $29.9 million for the three months ended June 30, 2004, compared to $40.4 million for the same period in 2003.  For the six months ended June 30, 2004, research and development expenses were $57.4 million compared to $68.5 million for the same period in 2003.  The decrease in the current periods primarily reflects reduced development expenses for exenatide following the completion of the pivotal Phase 3 trials in late 2003, partially offset by increased costs associated with the advancement of Amylin’s earlier stage development programs.

Selling, general and administrative expenses for the quarter ended June 30, 2004, were $15.7 million compared to $13.4 million for the same period in 2003.  For the six months ended June 30, 2004, selling, general and administrative expenses were $31.8 million compared to $23.9 million for the same periods in 2003.  The increase in the current periods reflects increased pre-launch activities for exenatide and costs associated with an increased number of employees and associated infrastructure to support potential future product launches.

The Company plans to use between $160 and $170 million for its operating activities during 2004.  This assumes net cost-sharing payments to Amylin from Lilly to equalize exenatide U.S. development and pre-launch costs.  The Company recently announced that it will receive a $5 million development milestone from Lilly in connection with the results of a clinical trial comparing exenatide to insulin glargine.  The Company does not expect any further milestone payments from Lilly in 2004.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed in this press release due to a number of factors, including risks and uncertainties that the Company may require more cash for operating activities than anticipated; risks and uncertainties in FDA requirements for exenatide and/or SYMLIN approval; risks and uncertainties that FDA approval, if any, may be delayed and/or limited; risks and uncertainties inherent in our collaboration with and dependence upon Lilly; risks that the anticipated payments from Lilly will not be earned; risks and uncertainties in the FDA’s review of New Drug Applications (NDAs) generally; risks and uncertainties regarding the drug discovery and development process; risks and uncertainties regarding the Company’s ongoing clinical studies, including the timing of results; the Company’s ability to commercialize its product candidates; and the Company’s ability to protect its intellectual property. These and other risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its recently filed Registration Statement on Form S-3 , under the heading “Risks Related to Our Business”.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$83,310	$76,615
Short-term investments	287,040	193,161
Inventories	14,278	12,574
Other current assets	10,814	6,198
Property and equipment, net	18,981	13,691
Other assets	14,343	8,806
Total assets	$428,766	$311,045

Liabilities and stockholders’ equity (deficit)
Accounts payable, accrued expenses and other current liabilities	$34,098	$41,118
Current portion of deferred revenue	4,482	4,286
Other long-term liabilities, net of current portion	2,769	2,196
Deferred revenue, net of current portion	23,086	25,229
Convertible senior notes	375,000	175,000
Stockholders’ equity (deficit)	(10,669)	63,216
Total liabilities and stockholders’ equity (deficit)	$428,766	$311,045

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months ended June 30,
	2004	2003	2004	2003
Revenue under collaborative agreements	$7,559	$17,384	$14,248	$29,269

Operating expenses:
Research and development	29,932	40,388	57,389	68,511
Selling, general and administrative	15,691	13,417	31,779	23,931
Acquired in-process research and development	—	—	—	3,300
Total operating expenses	45,623	53,805	89,168	95,742
Operating loss	(38,064)	(36,421)	(74,920)	(66,473)
Interest expense, net	(1,363)	(736)	(1,780)	(1,494)
Net loss	$(39,427)	$(37,157)	$(76,700)	$(67,967)

Net loss per share – basic and diluted	$(0.42)	$(0.40)	$(0.82)	$(0.74)
Shares used in computing net loss per share – basic and diluted	93,889	92,825	93,864	91,612

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2004	2003
Operating activities:
Net loss	$(76,700)	$(67,967)
Adjustments to reconcile net loss to cash used for operating activities:
Non-cash expenses	3,192	4,758
Working capital changes	(14,625)	(22,123)
Net cash used for operating activities	$(88,133)	$(85,332)

Investing activities:
Purchases, sales and maturities of short-term investments, net	(94,699)	(139,098)
Purchases of equipment and increase in patents, net	(7,607)	(5,876)
Net cash provided by (used for) investing activities	(102,306)	(144,974)

Financing activities:
Proceeds from issuance of common stock, net	3,498	168,676
Proceeds from issuance of convertible senior notes	193,642	145,575
Principal payments on notes payable and capital leases	(6)	(276)
Net cash provided by financing activities	197,134	313,975

Increase (decrease) in cash and cash equivalents	6,695	83,669

Cash and cash equivalents at beginning of period	76,615	69,415
Cash and cash equivalents at end of period	$83,310	$153,084

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